Exhibit 99.1

Hawaiian Telcom Names Stephen F. Cooper as CEO

Stephen C. Gray Assumes Role of Vice Chairman

HONOLULU, February 4, 2008 — Hawaiian Telcom announced today that Stephen F. Cooper is being named chief executive officer, replacing Michael S. Ruley.  In addition, Stephen C. Gray, who has served on the Hawaiian Telcom Board of Directors since 2006, will assume the role of vice chairman of the board.

“Steve Cooper brings tremendous leadership skills and a well established track record of operational excellence,” said James A. Attwood, Jr., Global Head of the Telecommunications and Media Group at The Carlyle Group and board member of the company.  “We look forward to working with Steve and Hawaiian Telcom’s employees to improve customer service and to continue offering new products and services to the Hawaii telecommunications market.”

Attwood added, “We are grateful to Mike for his dedication, leadership and service to Hawaiian Telcom during its transition to a stand-alone company.”

Steve Cooper is chairman of Kroll Zolfo Cooper, a pre-eminent advisory and management firm, and brings more than 35 years of management leadership experience to this role.  He has worked with several leading telecommunications companies and has extensive experience improving business operations.

Previously, Cooper was a financial consulting partner of Touche Ross (now Deloitte & Touche), where he was also a founding partner of that firm’s reorganization advisory services group.  He holds a B.A. from Occidental College and an M.B.A. from the University of Pennsylvania’s Wharton School.

“The team at Hawaiian Telcom has been working hard to improve service and responsiveness to customers, but we recognize that there is more work to be done,” Cooper said.  “I look forward to working with our dedicated employees to further improve the company’s operating performance and customer service.  We will also grow the business through new product offerings so that Hawaiian Telcom remains the state’s premier telecommunications company.”

The company also announced that in addition to Gray’s role as vice chairman of the Board, he will become chairman of the executive committee.  Gray, a senior advisor to Carlyle’s Telecommunications and Media Group, has more than 25 years of experience in the telecommunications industry and currently serves as chairman of SecurityCoverage, Inc. and ImOn Communications, LLC.  He previously held senior management positions at McLeodUSA, MCI and TelecomUSA.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet and wireless services.

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